As filed with the Securities and Exchange Commission on         , 1996
                                        Registration No. 333-


                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                               FORM S-8

                        REGISTRATION STATEMENT

                                 Under

                      THE SECURITIES ACT OF 1933

                        Sears, Roebuck and Co.
        (Exact name of registrant as specified in its charter)

      New York                                36-1750680
(State of incorporation)        (I.R.S. Employer Identification No.)

3333 Beverly Road, Hoffman Estates, Illinois         60179
  (Address of principal executive offices)         (Zip Code)

                        Sears, Roebuck and Co.
                    Non-Employee Director Stock Plan
                       (Full title of the plan)

                        Michael D. Levin, Esq.
                Senior Vice President, General Counsel
                             and Secretary
                        Sears, Roebuck and Co.
                           3333 Beverly Road
                    Hoffman Estates, Illinois 60179
                (Name and address of agent for service)

Telephone number, including area code, of agent for service: 847/286-
2500

                       CALCULATION OF REGISTRATION FEE

                               Proposed   Proposed
                                maximum    maximum
Securities       Amount        offering   aggregate       Amount of
  to be           to be         price     offering       registration
registered     registered(1)  per share    price             fee

Common Shares,
 par value
 $0.75 per
 share        100,000 shares  $  (2)     $4,878,197.76(2)   $1,682.14

1    The number of shares being registered represents the underlying shares for the stock options, deferred shares and common share equivalents to be granted under the Non-Employee Director Stock Plan.

2    Pursuant to Rule 457(h), the proposed maximum offering price per share, proposed maximum aggregate offering price and registration fee have been calculated as follows: 90,350 shares at $49.63 per share, the average of the high and low reported sale prices on April 29, 1996, of the Company's Common Shares, as reported in a summary of composite transactions for securities listed on the New York Stock Exchange; and 7,236 shares and 2,414 shares at $41.32 per share and $39.41 per share, respectively, the prices at which grants were made.

                                PART II

          Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

     The following documents filed by Sears, Roebuck and Co. ("Sears") with the Securities and Exchange Commission ("Commission") are incorporated in and made a part of this Registration Statement by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference: (1) Sears Annual Report on Form 10-K for the fiscal year ended December 30, 1995 (including the description of Sears common shares in Item 5 on pages 18 and 19 therein); (2) Sears Current Report on Form 8-K for February 7, 1996; and (3) from the date of filing of such documents, all documents filed by Sears with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than those portions of such documents described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the Commission).

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     The legality of the common shares is being passed upon for Sears by Robert J. Pence, Assistant General Counsel, Law Department, of Sears. At April 30, 1996, Mr. Pence owned 560 Sears common shares, including shares credited to his account in The Savings and Profit Sharing Fund of Sears Employees as of March 29, 1996, and had options granted under Sears employee stock plans relating to 5,120 Sears common shares.

Item 6.  Indemnification of Directors and Officers

     Article V of the By-Laws of Sears, relating to indemnification of directors and officers, is incorporated herein by reference to Exhibit 3(ii) to the Registrant's Annual Report on Form 10-K for the year ended December 30, 1995. Article 7 of the Restated Certificate of Incorporation of Sears, relating to limitation of personal liability of a director, is incorporated herein by reference to Exhibit 3(i) to Registrant's Annual Report on Form 10-K for the year ended December 30, 1995.

     Sections 721 to 724 of the New York Business Corporation Law authorize indemnification of directors and officers of Sears for certain liabilities and expenses. Section 726 of said Law authorizes the purchase of indemnification insurance. Section 402(b) of said Law authorizes the limitation, in certain circumstances, of personal liability of directors to the corporation or its shareholders for damages for breach of duty in such capacity.

     Sears has in effect insurance policies in the amount of $100 million covering all of its directors and officers in certain instances where by law they may not be indemnified by Sears.

Item 7.  Exemption from Registration Claimed.

     Not applicable.


Item 8.  Exhibits

       The Exhibits to this Registration Statement are listed in the
Exhibit Index on page E-1 of this Registration Statement, which Index is incorporated herein by reference.


Item 9. Undertakings

     A.   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

       The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hoffman Estates, State of Illinois, on May 1, 1996.

               SEARS, ROEBUCK AND CO.

               By           Alice M. Peterson*
                            Alice M. Peterson
                            Vice President and
                            Treasurer

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

          Signature      Title                                   Date


Arthur C. Martinez*      Director, Chairman of
                         the Board of Directors and
                         Chief Executive Officer
                         (Principal Executive
                         Officer)

Alan J. Lacy*            Executive Vice President
                         and Chief Financial Officer           May 1, 1996
                         (Principal Financial Officer)

James A. Blanda*         Vice President and Controller
                         (Principal Accounting Officer)

Hall Adams, Jr.*         Director
Warren L. Batts*         Director
James A. Cozad*          Director
William E. LaMothe*      Director
Michael A. Miles*        Director
Nancy C. Reynolds*       Director
Clarence B. Rogers, Jr*  Director
Donald H. Rumsfeld*      Director
Dorothy  A. Terrell*     Director



*By     /s/ Alice M. Peterson         Individually and as
           Alice M. Peterson           Attorney-in-fact


                             EXHIBIT INDEX


  Exhibit
  Number

4(ii)(a) Restated Certificate of Incorporation of Sears, Roebuck and Co. as amended (Incorporated by reference to Exhibit 3(i) to Registrant's Annual Report on Form 10-K for the year ended December 30, 1995 [SEC File No. 1 -416]).

4(ii)(b) By-Laws of Sears, Roebuck and Co. as amended to February 6, 1996 (Incorporated by reference to Exhibit 3(ii) to the Annual Report on Form 10-K of Sears,
               Roebuck and Co. for the year ended December 31, 1995 [SEC File No. 1-416]).

4(ii)(c)       Text of the Sears, Roebuck and Co. Non-Employee
               Director Stock Plan (Incorporated by reference to
               Appendix B to the Registrant's proxy statement dated
               March 20, 1996      [SEC File No. 1-416]).

5              Opinion of Robert J. Pence.*

23(a)          Consent of Deloitte & Touche LLP.*

23(b)          Consent of Robert J. Pence (included in Exhibit 5).

24             Power of Attorney of certain officers and directors.*


* Filed herewith